EXHIBIT 4.5

[Filed with the State of Delaware Secretary of State on June 15, 2004.]

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Certificate of Designations of Series A Cumulative Convertible Preferred Stock (“Preferred Stock”) of ON Semiconductor Corporation (“Certificate of Designations”) is hereby amended to change the formula for the Mandatory Redemption Price to replace “50% of the Current Market Price ....” in Section V.A(ii) with “20% of the Current Market Price ....” so that section V.A reads in its entirety as follows:

“A. Mandatory Redemption. The Series A Preferred Stock shall not be redeemable except as provided in this Article V. At any time on or after the eighth anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock, shall, to the extend that the Corporation shall have funds legally available therefore, be redeemable in whole or in part at the option of the holders of the Series A Preferred Stock at a redemption price per share in cash (the “Mandatory Redemption Price”) equal to the greater of (i) Stated Value plus all unpaid dividends accumulated thereon to the date of actual payment of the Mandatory Redemption Price, whether or not such dividends have been declared and (ii) 20% of the Current Market Price of the Conversion Shares and other assets and property, if any, into which one share of Series A Preferred Stock is then convertible, in each case determined as of the Mandatory Redemption Date.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this certificate to be signed by George H. Cave, its Senior Vice President, General Counsel and Secretary on this 15th day of June, 2004.

ON SEMICONDUCTOR CORPORATION

By:	/s/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel and Secretary